Exhibit 99.1

America Service Group Announces First Quarter Results

Company Increases Guidance for Full Year 2010 Net Income and Declares Regular Quarterly Dividend of $0.06 Per Diluted Share

BRENTWOOD, Tenn.--(BUSINESS WIRE)--April 27, 2010--America Service Group Inc. (NASDAQ:ASGR):

First Quarter Highlights:

  Increase in healthcare revenues from continuing contracts of 30.6% from the prior year quarter;
  Increase in gross margin from continuing contracts to 9.5% of healthcare revenues in the quarter, from 7.2% in the prior year quarter;
  Increase in Adjusted EBITDA to $6.8 million in the quarter, from $2.4 million in the prior year quarter;
  Increase in net income to $3.2 million in the quarter, from $699,000 in the prior year quarter;
  Increased guidance for full year 2010 net income to $10.8 million, from $3.3 million in 2009;
  Declared regular quarterly dividend of $0.06 per diluted share for the second quarter 2010;
  Cash and cash equivalents of $41.5 million at March 31, 2010; and
  No debt outstanding at March 31, 2010.

America Service Group Inc. (NASDAQ:ASGR) announced today results for the first quarter ended March 31, 2010, and increased its guidance for full year 2010 net income.

Commenting on today’s announcement, Richard Hallworth, president and chief executive officer of America Service Group, said, “I am very pleased with our strong first quarter financial performance. Our contract portfolio continues to produce improvements in gross margins that warrant an increase in our full year guidance. Also, our strong balance sheet positions us well for growth in this era of tremendous new business pipeline opportunities.”

Income Statement Presentation Format as a Result of United States Generally Accepted Accounting Principles (“GAAP”) Related to Discontinued Operations

As noted in its 2009 annual report on Form 10-K, the Company is applying the discontinued operations provisions of GAAP to all service contracts that expire subsequent to January 1, 2002. In accordance with GAAP, the results of operations of contracts that expire, less applicable income taxes are classified on the Company’s consolidated statements of operations separately from continuing operations. The presentation prescribed for discontinued operations requires the collapsing of healthcare revenues and expenses, as well as other specifically identifiable costs, into the income or loss from discontinued operations, net of taxes. Items such as indirect selling, general and administrative expenses or interest expense cannot be allocated to expired contracts. The GAAP accounting presentation as it relates to discontinued operations and the Company’s expired contracts has no impact on net income, earnings per share, total cash flows or stockholders’ equity.

As a result of the application of GAAP related to discontinued operations, “healthcare revenues” and “healthcare expenses” on the Company’s consolidated statements of operations for any period presented will only include revenues and expenses from continuing contracts. The Company will also discuss “Total Revenues,” “Total Healthcare Expenses,” and “Total Gross Margin,” which will include all of the Company’s revenues and healthcare expenses for a period (i.e., healthcare revenues plus revenues from expired service contracts, or healthcare expenses plus expenses from expired contracts less share-based compensation expense). Total Gross Margin is defined as Total Revenues less Total Healthcare Expenses. Total Gross Margin excludes share-based compensation expense. Reconciliations of healthcare revenues to Total Revenues, healthcare expenses to Total Healthcare Expenses and gross margin to Total Gross Margin are found in the attached schedules.

Results for First Quarter Ended March 31, 2010

Healthcare revenues from continuing contracts for the first quarter of 2010 were $162.5 million, an increase of 30.6% over the prior year quarter. Total Revenues, which include revenues from continuing and discontinued contracts, for the first quarter of 2010 were $164.1 million, an increase of 25.4% from the prior year quarter. The increase in both healthcare revenues from continuing contracts as well as Total Revenues from the prior year quarter is primarily due to the commencement of services on April 1, 2009, under the Company’s contract with the State of Michigan Department of Corrections.

Healthcare expenses from continuing contracts for the first quarter of 2010 were $147.1 million, or 90.5% of healthcare revenues, as compared with $115.5 million, or 92.8% of healthcare revenues, in the prior year quarter. Total Healthcare Expenses, which include expenses from continuing and discontinued contracts but excludes share-based compensation expense, for the first quarter of 2010 were $148.8 million, or 90.7% of Total Revenues, as compared with $121.7 million, or 93.0% of Total Revenues, in the prior year quarter. The increase in both healthcare expenses from continuing contracts as well as Total Healthcare Expenses from the prior year quarter is primarily due to the commencement of services on April 1, 2009, under the Company’s contract with the State of Michigan Department of Corrections.

Gross margin from continuing contracts for the first quarter of 2010 was $15.4 million, or 9.5% of healthcare revenues, as compared with $9.0 million, or 7.2% of healthcare revenues, in the prior year quarter. Total Gross Margin, which includes continuing and discontinued contracts and excludes share-based compensation expense, for the first quarter of 2010 was $15.3 million, or 9.3% of Total Revenues, as compared with $9.2 million, or 7.0% of Total Revenues, in the prior year quarter.

Selling, general and administrative expenses for the first quarter of 2010 were $8.9 million, or 5.4% of healthcare revenues, as compared with $7.2 million, or 5.8% of healthcare revenues, in the prior year quarter. Included in selling, general and administrative expenses is accrued bonus expense related to the Company’s 2010 incentive compensation plan of $1.5 million in the first quarter of 2010 primarily due to the financial performance of the quarter. This compares to $548,000 of accrued bonus expense in the prior year quarter related to the Company’s 2009 incentive compensation plan. Included in selling, general and administrative expenses is share-based compensation expense of $418,000 and $464,000 for the first quarters of 2010 and 2009, respectively. Selling, general and administrative expenses, excluding share-based compensation expense, as a percentage of Total Revenues for the first quarter of 2010 were 5.1%, as compared with 5.2% in the prior year quarter.

Expenses related to the Company’s Audit Committee investigation into certain matters at Secure Pharmacy Plus, LLC, the findings of which were reported in March 2006, for the quarters ended March 31, 2010 and 2009, were $153,000 and $13,000, respectively. The expenses incurred in the quarter ended March 31, 2010, are primarily due to legal expenses incurred as part of the Company reaching a settlement in principle on February 19, 2010, regarding the shareholder litigation filed against the Company and certain individual defendants on April 6, 2006.

The settlement regarding the shareholder litigation, which is subject to final documentation as well as approval by the Court, provides for payment by the Company of $10.5 million and issuance by the Company of 300,000 shares of common stock and would lead to a dismissal with prejudice of all claims against all defendants in the litigation. The preliminary total value of the settlement, based upon the Company’s closing share price for its common stock of $15.42 per share on February 19, 2010, was approximately $15.1 million. The final value of the settlement will be determined based upon the Company’s closing share price at the time of final approval of the settlement by the Court. The settlement provides for price protection to the plaintiffs in the event the closing share price is below $14.65 per share at the time of final approval of the settlement by the Court. In such event, the Company would pay in cash the difference between the share value at the time of final approval and $14.65 per share.

In addition to its primary directors and officers liability (“D&O”) insurance carrier, with which the Company has settled all claims, the Company also maintains D&O insurance with an excess D&O carrier that provides for additional coverage of up to $5.0 million for losses in excess of $10.0 million. The Company has been and continues to be in discussions with its excess D&O carrier concerning the amount of their contribution to the settlement. To date, the excess D&O carrier has denied coverage of this matter.

Adjusted EBITDA for the first quarter of 2010 was $6.8 million, as compared with $2.4 million in the prior year quarter. As reflected in the attached schedule, the Company defines Adjusted EBITDA as earnings before interest expense or income, income taxes, depreciation, amortization, corporate restructuring expenses, Audit Committee investigation expenses, including the shareholder litigation expenses and share-based compensation expense. The Company includes in Adjusted EBITDA the results of discontinued operations under the same definition.

Depreciation and amortization expense for the first quarter of 2010 was $771,000, as compared with $622,000 in the prior year quarter.

Income from operations for the first quarter of 2010 was $5.7 million, as compared with $1.1 million in the prior year quarter.

Net interest income for the first quarter of 2010 was $20,000, as compared with net interest expense of $64,000 in the prior year quarter.

Income from continuing operations before income taxes for the first quarter of 2010 was $5.7 million, as compared with $1.0 million in the prior year quarter.

The income tax provision for the first quarter of 2010 was $2.4 million, as compared with $454,000 in the prior year quarter.

Income from continuing operations after taxes for the first quarter of 2010 was $3.3 million, as compared with $582,000 in the prior year quarter.

The loss from discontinued operations, net of taxes, for the first quarter of 2010 was $112,000, as compared with income from discontinued operations, net of taxes, of $117,000 in the prior year quarter.

Net income for the first quarter of 2010 was $3.2 million, as compared with $699,000 in the prior year quarter.

Net income available to common shareholders represents the Company’s net income excluding any amounts required to be allocated to unvested restricted shares for purposes of calculating earnings per share. Net income available to common shareholders for the first quarter of 2010 was $3.1 million, or $0.36 per basic common share and $0.35 per diluted common share, as compared with $674,000, or $0.08 per basic and diluted common share, in the prior year quarter.

Cash and cash equivalents were $41.5 million at March 31, 2010, as compared with $37.7 million at December 31, 2009. There was no debt outstanding at March 31, 2010 or December 31, 2009. Days sales outstanding in accounts receivable were 28 days at March 31, 2010, as compared with 25 days at December 31, 2009. Net cash provided by operating activities for the first quarter of 2010 was $4.8 million, as compared with $5.0 million in the prior year quarter.

Declaration of Quarterly Dividend

On April 26, 2010, the Company’s Board of Directors declared a quarterly cash dividend of $0.06 per share on the Company’s common stock for the 2010 second quarter. The dividend will be paid on June 8, 2010, to shareholders of record on May 18, 2010.

Stock Repurchase Program

On March 4, 2008, the Company announced that its Board of Directors had approved a stock repurchase program to repurchase up to $15 million of the Company’s common stock through the end of 2009. On July 28, 2009, the Company’s Board of Directors authorized the extension of the stock repurchase program by two years through the end of 2011. This program is intended to be implemented through purchases made from time to time in either the open market or through private transactions, in accordance with Securities and Exchange Commission requirements. Under the stock repurchase program, no shares will be purchased directly from officers or directors of the Company.

The Company repurchased and retired 33,500 shares of its common stock under the stock repurchase program during the first quarter of 2010 for approximately $544,000. Since the inception of the repurchase program, the Company has repurchased and retired 891,850 shares of its common stock under the repurchase program for approximately $11.2 million. The timing, prices and sizes of purchases will depend upon prevailing stock prices, general economic and market conditions and other considerations. Funds for the repurchase of shares are expected to come primarily from cash provided by operating activities and also from funds on hand, including amounts available under the Company’s credit facility.

The repurchase program does not obligate the Company to acquire any particular amount of common stock, and the repurchase program may be suspended at any time at the Company’s discretion.

As of April 26, 2010, the Company had approximately 9.0 million shares outstanding.

2010 Guidance

The Company is increasing its guidance for estimated full-year 2010 net income. The Company’s guidance, as revised, is summarized below:

Updated Guidance
For Full Year
2010 Results
	Total Revenues (1)	$640.0 – $650.0 million
	Healthcare expenses (2)	$585.8 – $595.8 million
	Gross margin (2)	$54.2 million
	Selling, general and administrative expenses (3)	$31.6 million
	Audit Committee investigation and related expenses (4)	$0.7 million
	Depreciation, amortization and interest expense (1)	$3.2 million
	Pre-tax income (1)(2)(3)(4)	$18.7 million
	Income tax provision (1)	$7.9 million
	Net income	$10.8 million
	Net income available to common shareholders for purposes of calculating earnings per share	$10.4 million
	Weighted average common shares outstanding – diluted	9.0 million
	Net income available to common shareholders per common share – diluted	$1.16
	Pro forma net income (5)	$11.2 million

(1)	From continuing and discontinued contracts.
(2)	From continuing and discontinued contracts, including share-based compensation expense allocated to healthcare expenses of $0.1 million estimated for 2010.
(3)	Including share-based compensation expense allocated to selling, general and administrative expenses of $1.8 million estimated for 2010.
(4)

Includes estimated legal expenses of $0.5 million and estimated increase of $0.2 million to preliminary settlement value in shareholder litigation based upon the recent trading prices of the Company’s common stock.

(5)	Adjusted for the after tax impact of Audit Committee investigation and related expenses, including shareholder litigation expenses.

Consistent with past practice, the Company’s guidance for full year 2010 results does not consider the impact of any contracts with potential new customers that have not yet been signed. Contracts currently in operation are included in the guidance for full year 2010 results through the end of the year, unless the Company has previously been notified otherwise by the client.

Conference Call

A listen-only simulcast and replay of America Service Group’s first quarter 2010 results conference call will be available online at www.asgr.com or www.earnings.com on April 28, 2010, beginning at 11:00 a.m. Eastern time. In addition, a copy of the press release containing the related financial information and other information concerning the Company can be found on the Company’s website.

America Service Group Inc., based in Brentwood, Tennessee, is a leading provider of correctional healthcare services in the United States. America Service Group Inc., through its subsidiaries, provides a wide range of healthcare programs to government agencies for the medical care of inmates. More information about America Service Group can be found on the Company’s website at www.asgr.com.

This release contains certain financial information not derived in accordance with GAAP. The Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measures derived in accordance with GAAP and may not be comparable to other similarly titled measures of other companies. A discussion of the Company’s definition of such information and reconciliation to the most comparable GAAP measure is included below.

The most directly comparable GAAP measures for the guidance provided by the Company are: healthcare revenues; healthcare expenses; gross margin; income from continuing operations before income taxes; income tax provision; depreciation and amortization; and interest, each of which will only include results from continuing contracts. Because it is not possible to reliably forecast discontinued operations, reconciliation of the Company’s guidance to the most directly comparable GAAP measure cannot be estimated on a forward-looking basis.

Cautionary Statement

This press release contains “forward-looking” statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements in this release that are not historical facts, including statements about the Company’s or management’s beliefs and expectations, including 2010 guidance, constitute forward-looking statements and may be indicated by words or phrases such as “anticipate,” “estimate,” “plans,” “expects,” “projects,” “should,” “will,” “believes” or “intends” and similar words and phrases. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:

  the Company’s ability to retain existing client contracts and obtain new contracts at acceptable pricing levels;
  whether or not government agencies continue to privatize correctional healthcare services;
  risks arising from governmental budgetary pressures and funding;
  the possible effect of adverse publicity on the Company’s business;
  increased competition for new contracts and renewals of existing contracts;
  risks arising from the possibility that the Company may be unable to collect accounts receivable or that accounts receivable collection may be delayed;
  the Company’s ability to limit its exposure for inmate medical costs, catastrophic illnesses, injuries and medical malpractice claims in excess of amounts covered under contracts or insurance coverage;
  the Company’s ability to maintain and continually develop information technology and clinical systems;
  the outcome or adverse development of pending litigation, including professional liability litigation;
  the Company’s determination whether to continue the payment of quarterly cash dividends, and if so, at the current amount;
  the Company’s determination whether to repurchase shares under its stock repurchase program;
  the Company’s dependence on key management and clinical personnel;
  risks arising from potential weaknesses or deficiencies in the Company’s internal control over financial reporting;
  risks associated with the possibility that the Company may be unable to satisfy covenants under its credit facility;
  the risk that government or municipal entities (including the Company’s government and municipal customers) may bring enforcement actions against, seek additional refunds from, or impose penalties on, the Company or its subsidiaries as a result of the matters investigated by the Audit Committee in prior years or the previous restatement of the Company’s financial results;
  the Company’s ability to expand its products beyond its traditional correctional health client base; and
  the risk that recent legal settlements, including settlement in principle of the shareholder litigation, are not approved by the respective courts.

A discussion of important factors and assumptions regarding certain statements and risks involved in an investment in the Company is contained in the Company’s Annual Report on Form 10-K and other filings it makes with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this release. The Company assumes no obligations to update or revise them or provide reasons why actual results may differ.

AMERICA SERVICE GROUP INC. CONSOLIDATED STATEMENTS OF INCOME (Unaudited, in thousands, except per share data)

	Three Months Ended March 31,
	2010	% of Revenue	2009	% of Revenue
Healthcare revenues	$162,542	100.0	$124,496	100.0
Healthcare expenses	147,109	90.5	115,516	92.8
Gross margin	15,433	9.5	8,980	7.2
Selling, general and administrative expenses	8,852	5.4	7,245	5.8
Audit Committee investigation and related expenses	153	0.1	13	-
Depreciation and amortization	771	0.5	622	0.5
Income from operations	5,657	3.5	1,100	0.9
Interest expense (income)	(20)	-	64	0.1
Income from continuing operations before income tax provision	5,677	3.5	1,036	0.8
Income tax provision	2,368	1.5	454	0.3
Income from continuing operations	3,309	2.0	582	0.5
Income (loss) from discontinued operations, net of taxes	(112)	-	117	0.1
Net income	$3,197	2.0	$699	0.6
Net income available to common shareholders for purposes of calculating earnings per share	$3,092		$674

Income (loss) available to common shareholders per common share – basic:
Continuing operations	$0.37		$0.07
Discontinued operations, net of taxes	(0.01)		0.01
Net income available to common shareholders per common share	$0.36		$0.08

Income (loss) available to common shareholders per common share – diluted:
Continuing operations	$0.36		$0.07
Discontinued operations, net of taxes	(0.01)		0.01
Net income available to common shareholders per common share	$0.35		$0.08

Weighted average common shares outstanding:
Basic	8,660		8,939
Diluted	8,744		8,955

AMERICA SERVICE GROUP INC. CONSOLIDATED BALANCE SHEETS (Unaudited, in thousands)

	Mar. 31, 2010	Dec. 31, 2009

ASSETS

Current assets:
Cash and cash equivalents	$41,504	$37,655
Accounts receivable: healthcare and other, less allowances	50,652	44,629
Inventories	2,788	2,929
Prepaid expenses and other current assets	16,280	16,754
Current deferred tax assets	6,340	9,252
Total current assets	117,564	111,219
Property and equipment, net	10,064	9,447
Goodwill	40,772	40,772
Contracts, net	1,868	1,937
Other assets	10,473	11,837
Total assets	$180,741	$175,212

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$21,412	$15,393
Accrued medical claims liability	23,900	22,358
Accrued expenses	56,890	62,895
Deferred revenue	12,720	13,385
Total current liabilities	114,922	114,031
Noncurrent portion of accrued expenses	17,464	15,481
Noncurrent deferred tax liabilities	2,930	3,727
Total liabilities	135,316	133,239
Stockholders’ equity:
Common stock	90	89
Additional paid-in capital	34,400	33,608
Retained earnings	10,935	8,276
Total stockholders’ equity	45,425	41,973
Total liabilities and equity	$180,741	$175,212

AMERICA SERVICE GROUP INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited, in thousands)

	Three Months Ended March 31,
	2010	2009
Cash Flows from Operating Activities
Net income	$3,197	$699
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	771	643
Loss on retirement of fixed assets	1	9
Finance cost amortization	8	26
Deferred income taxes	2,243	453
Share-based compensation expense	432	476
Excess tax benefits from share-based compensation expense	(128)	(61)
Changes in operating assets and liabilities:
Accounts receivable, net	(6,023)	(4,886)
Inventories	141	85
Prepaid expenses and other current assets	474	(647)
Other assets	1,355	(6)
Accounts payable	6,019	(436)
Accrued medical claims liability	1,542	1,137
Accrued expenses	(4,560)	2,348
Deferred revenue	(665)	5,140
Net cash provided by operating activities	4,807	4,980

Cash Flows from Investing Activities
Capital expenditures	(1,319)	(885)
Net cash used in investing activities	(1,319)	(885)

Cash Flows from Financing Activities
Share repurchases	(544)	(1,624)
Excess tax benefits from share-based compensation expense	128	61
Issuance of common stock	186	150
Exercise of stock options	591	505
Net cash provided by (used in) financing activities	361	(908)

Net increase in cash and cash equivalents	3,849	3,187
Cash and cash equivalents at beginning of period	37,655	24,855
Cash and cash equivalents at end of period	$41,504	$28,042

AMERICA SERVICE GROUP INC. SCHEDULES OF INCOME (LOSS) FROM DISCONTINUED OPERATIONS, NET OF TAXES (Unaudited, in thousands)

	Three Months Ended March 31,
	2010	2009
Healthcare revenues	$1,539	$6,376
Healthcare expenses	1,728	6,157
Gross margin	(189)	219
Depreciation and amortization	-	21
Income (loss) from discontinued operations before income taxes	(189)	198
Income tax provision (benefit)	(77)	81
Income (loss) from discontinued operations, net of taxes	$(112)	$117

AMERICA SERVICE GROUP INC.

DISCUSSION AND RECONCILIATIONS OF NON-GAAP MEASURES

(Unaudited, in thousands)

This release contains certain financial information not derived in accordance with GAAP. The Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measures derived in accordance with GAAP and may not be comparable to other similarly titled measures of other companies. A discussion of the Company’s definition of such information and reconciliations to the most comparable GAAP measures (net income, healthcare revenues, healthcare expenses and gross margin) are included below.

ADJUSTED EBITDA

The Company defines Adjusted EBITDA as earnings before interest expense or income, income taxes, depreciation, amortization, corporate restructuring expenses, Audit Committee investigation expenses, including shareholder litigation expenses and share-based compensation expense. The Company includes in Adjusted EBITDA the results of discontinued operations under the same definition.

The Company believes that Adjusted EBITDA is an important operating measure that supplements discussions and analysis of the Company’s results of operations. The Company believes that it is useful to investors to provide disclosures of its results of operations on the same basis as that used by management, credit providers and analysts. The Company’s management, credit providers and analysts rely upon Adjusted EBITDA as a key measure to review and assess operating performance. Adjusted EBITDA is utilized by management, credit providers and analysts to compare the Company’s current operating results with the corresponding periods in the previous year and to compare the Company’s operating results with other companies in the healthcare industry.

Adjusted EBITDA is not a measure of financial performance under United States generally accepted accounting principles and should not be considered an alternative to net income as a measure of operating performance or to cash flows from operating, investing and financing activities as a measure of liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.

AMERICA SERVICE GROUP INC. DISCUSSION AND RECONCILIATIONS OF NON-GAAP MEASURES (Continued) (Unaudited, in thousands) RECONCILIATIONS OF NET INCOME (LOSS) TO ADJUSTED EBITDA

	Three Months Ended March 31,
	2010	2009
Net income	$3,197	$699
Depreciation and taxes included in income (loss) from discontinued operations, net of taxes	(77)	102
Income tax provision	2,368	454
Interest expense (income)	(20)	64
Depreciation and amortization	771	622
Audit Committee investigation and related expenses	153	13
Share-based compensation expense included in healthcare expenses	14	12
Share-based compensation expense included in selling, general and administrative expenses	418	464
Adjusted EBITDA	$6,824	$2,430

TOTAL REVENUES, TOTAL HEALTHCARE EXPENSES AND TOTAL GROSS MARGIN

The Company defines Total Revenues as healthcare revenues plus revenues from expired service contracts classified as discontinued operations. The Company defines Total Healthcare Expenses as healthcare expenses plus expenses from expired contracts classified as discontinued operations, less share-based compensation expense. The Company defines Total Gross Margin as Total Revenues less Total Healthcare Expenses.

The Company believes that Total Revenues, Total Healthcare Expenses and Total Gross Margin are useful measurements when comparing the Company’s performance for such items as selling, general and administrative expenses, interest expense or tax expense as a percentage of revenue between periods. As a result of the application of GAAP, “healthcare revenues,” “healthcare expenses,” and “gross margin” on the Company’s consolidated statements of operations for any period presented will only include revenues and expenses from continuing contracts.

RECONCILIATIONS OF HEALTHCARE REVENUES TO TOTAL REVENUES

	Three Months Ended March 31,
	2010	2009
Healthcare revenues	$162,542	$124,496
Healthcare revenues included in income (loss) from discontinued operations, net of taxes	1,539	6,376
Total Revenues	$164,081	$130,872

AMERICA SERVICE GROUP INC. DISCUSSION AND RECONCILIATIONS OF NON-GAAP MEASURES (Continued) (Unaudited, in thousands) RECONCILIATIONS OF HEALTHCARE EXPENSES TO TOTAL HEALTHCARE EXPENSES

	Three Months Ended March 31,
	2010	2009
Healthcare expenses	$147,109	$115,516
Healthcare expenses included in income (loss) from discontinued operations, net of taxes	1,728	6,157
Share-based compensation expense included in healthcare expenses	(14)	(12)
Total Healthcare Expenses	$148,823	$121,661

RECONCILIATIONS OF GROSS MARGIN TO TOTAL GROSS MARGIN

	Three Months Ended March 31,
	2010	2009
Gross margin	$15,433	$8,980
Gross margin included in income (loss) from discontinued operations, net of taxes	(189)	219
Share-based compensation expense included in gross margin	14	12
Total Gross Margin	$15,258	$9,211

CONTACT:
America Service Group Inc.
Richard Hallworth
President and Chief Executive Officer
615-373-3100
or
Michael W. Taylor
Executive Vice President and Chief Financial Officer
615-373-3100